March 17, 2010

RE: NNN 2002 VALUE FUND, LLC

2009 Annual Report

Dear NNN 2002 Value Fund Investor:

Enclosed please find a copy of NNN 2002 Value Fund, LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission on March 5, 2010. We encourage you to read the Form 10-K, which includes detailed business, financial and property information regarding NNN 2002 Value Fund, LLC.

Highlights of the report include:

On September 7, 2005, our unit holders approved our plan of liquidation, which calls for an orderly sale of all of our assets, the payment of our liabilities and the winding up of operations and the dissolution of our company. We are currently in the process of carrying out that direction.

The plan of liquidation gives our manager the power to sell any and all of our assets without further approval by our unit holders and provides that liquidating distributions be made to our unit holders as determined by our manager, Grubb & Ellis Realty Investors, LLC. As disclosed in our 2008 annual report, we had expected to sell our one remaining asset, a 12.3 percent interest in the Congress Center property, located in Chicago, Illinois, by December 31, 2009, and anticipated the completion of our plan of liquidation by March 31, 2010. However, due to unfavorable conditions in the current real estate market, we have decided to extend our estimated sale date of the Congress Center property to December 31, 2010. Although we can provide no assurances, we currently expect to conclude this sale by the end of 2010 and anticipate completing our plan of liquidation by March 31, 2011.

Due to the adoption of our plan of liquidation, we will not acquire any new properties and we are focused on liquidating our interest in the Congress Center property. We currently consider various factors when evaluating the potential disposition of our interest in the Congress Center property that include the ability to sell our interest in the property at the highest possible price in order to maximize the return to the unit holders and the ability of prospective buyers to finance their acquisition of the Congress Center property.

Until a sale of our interest in the Congress Center property is complete, our primary operating strategy is to enhance the performance and value of the Congress Center property through management strategies designed to address the needs of current and prospective tenants, minimize operating expenses, improve rental income and emphasize regular maintenance and periodic renovation. The success of this strategy was evidenced by our completion in January 2010 of a 91,000-square-foot lease extension through 2019 with Akzo Nobel, Inc., one of the property’s largest tenants.

We appreciate your investment in NNN 2002 Value Fund, LLC and your confidence in Grubb & Ellis Realty Investors, LLC. Should you have any questions or require additional information, an investor services representative is available to assist you at (877) 888-7348.

Sincerely,

/s/ Jeffrey T. Hanson
Jeffrey T. Hanson
President and Chief Investment Officer

Grubb & Ellis Realty Investors, LLC,

Manager of NNN 2002 Value Fund, LLC